MARKETAXESS REPORTS FOURTH QUARTER DILUTED EPS OF $0.05 ON REVENUE
OF $21.8 MILLION AND FULL YEAR 2008 DILUTED EPS OF $0.22 ON REVENUE OF
$93.1 MILLION
Fourth Quarter 2008 Financial Highlights*
•	Diluted earnings per share of $0.05 vs. $0.06.

•	Revenues of $21.8 million, down 2.4%.

•	Total expenses of $18.8 million, down 2.4%.

*	All comparisons versus fourth quarter 2007.
Full Year 2008 Financial Highlights**
•	Diluted earnings per share of $0.22 vs. $0.30.

•	Revenues of $93.1 million, down 0.6%.

•	Total expenses of $80.3 million, up 5.1%.

**	All comparisons versus full year 2007.
NEW YORK, February 4, 2009 — MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the fourth quarter and full year ended December 31, 2008.
Total revenues for the fourth quarter of 2008 decreased 2.4% to $21.8 million, compared to $22.4 million for the fourth quarter of 2007. Pre-tax income for the fourth quarter of 2008 was $3.0 million, compared to $3.1 million for the fourth quarter of 2007, a decrease of 2.8%. Net income for the fourth quarter of 2008 totaled $1.9 million, or $0.05 per share on a diluted basis, compared to $1.9 million, or $0.06 per share on a diluted basis, for the fourth quarter of 2007.
For the fourth quarter of 2008, pre-tax margin was 13.8%, compared to 13.9% for the fourth quarter of 2007.
Richard M. McVey, chairman and chief executive officer of MarketAxess, commented, “Our expanded product offering, broader liquidity alternatives and disciplined expense management helped to offset the impact of the continued credit market dislocations on our results for the fourth quarter. Our expenses, which were below the prior year quarter, reflect synergies from the acquisition of Greenline Financial Technologies in March, as well as expense reduction initiatives undertaken earlier in the year.”
Mr. McVey added: “During 2008 we greatly expanded our secondary trading connections with 19 new dealers and a new open order book for investors. Direct order management system connections with investor clients increased by 48%. Our acquisition of Greenline, whose full year revenue increased 64% compared to 2007, broadened the range of technology solutions we offer clients. Free cash flow and the balance sheet remain strong and as a result we enter 2009 well positioned to take advantage of new opportunities in the fast-evolving credit markets.”

For the full year ended December 31, 2008, total revenue decreased 0.6% to $93.1 million, from $93.6 million for the full year ended December 31, 2007. Pre-tax income for 2008 was $12.8 million, compared to $17.3 million for 2007, a decrease of 25.6%. Net income for 2008 was $7.9 million, or $0.22 per diluted share, compared to $10.3 million, or $0.30 per diluted share, for 2007.
For the full year 2008, pre-tax margin was 13.8%, compared to 18.4% for 2007.
Fourth Quarter Results
Total revenue for the fourth quarter of 2008 decreased 2.4% to $21.8 million, compared to $22.4 million for the fourth quarter of 2007. Commission revenue totaled $16.9 million on total trading volume of $43.2 billion, compared to $19.1 million in commission revenue on total trading volume of $68.4 billion for the fourth quarter of 2007.
U.S. high-grade corporate bond commissions decreased 12.4% to $10.8 million on trading volume of $25.6 billion for the fourth quarter of 2008, compared to $12.3 million in commissions on trading volume of $40.9 billion for the fourth quarter of 2007. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume decreased to an estimated 5.2%, compared to an estimated 9.0% for the fourth quarter of 2007.
Eurobond commissions decreased 15.2% to $4.0 million on trading volume of $7.2 billion for the fourth quarter of 2008, compared to $4.7 million in commissions on trading volume of $10.6 billion for the fourth quarter of 2007.
Other commissions, which include emerging markets, high yield, credit default swaps and agencies, increased 1.9% to $2.1 million on trading volume of $10.4 billion, compared to $2.0 million in commissions on $16.9 billion in trading volume for the fourth quarter of 2007.
Technology products and services, which reflect revenue for technology licenses, support and professional services, totaled $2.5 million, compared to $0.1 million for the fourth quarter of 2007 primarily due to the acquisition of Greenline Financial Technologies Inc.
Other revenue, which consists of information and user access fees, investment income and other revenue, decreased 22.2% to $2.5 million, compared to $3.2 million for the fourth quarter of 2007, primarily due to a decline in investment income as a result of lower interest rates.
There were a total of 62 and 64 trading days in the U.S. and U.K., respectively, in the fourth quarter of 2008 and the fourth quarter of 2007.
Total expenses for the fourth quarter of 2008, which include expenses from acquisitions of $2.8 million, decreased 2.4% to $18.8 million, compared to $19.3 million for the fourth quarter of 2007. Excluding expenses related to acquisitions, total expenses decreased 15.8%. Employee compensation and benefits expense decreased 2.3% to $10.0 million, compared to $10.3 million for the fourth quarter of 2007, due to lower cash incentive compensation and benefit expense, partially offset by higher stock compensation expense. Professional and consulting expenses decreased 21.5% to $1.7 million, compared to $2.1 million for the fourth quarter of 2007. General and administrative expenses decreased 18.0% to $1.6 million, compared to $1.9 million for the fourth quarter of 2007. Marketing and advertising expenses increased 60.6% to $0.9 million, compared to $0.5 million for the fourth quarter of 2007.
Pre-tax income for the fourth quarter of 2008 was $3.0 million, compared to $3.1 million for the fourth quarter of 2007. Pre-tax margin was 13.8%, compared to 13.9% for the fourth quarter of 2007.
The effective tax rate for the fourth quarter of 2008 was 35.7%, compared to 38.5% for the fourth quarter of 2007.
Net income for the fourth quarter of 2008 was $1.9 million, or $0.05 per diluted share, compared to $1.9 million, or $0.06 per diluted share, for the fourth quarter of 2007.

Employee headcount as of December 31, 2008 was 185, compared to 182 as of December 31, 2007.
Full Year 2008 Results
Total revenue for the year ended December 31, 2008, decreased 0.6% to $93.1 million, compared to $93.6 million for 2007. Commission revenue totaled $73.5 million on total trading volume of $226.5 billion, compared to $80.2 million in commission revenue on total trading volume of $359.9 billion for 2007.
U.S. high-grade corporate bond commissions decreased 11.4% to $46.5 million on trading volume of $134.6 billion for 2008, compared to $52.5 million in commissions on trading volume of $209.2 billion for 2007. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume decreased to an estimated 6.6%, compared to an estimated 9.4% for 2007.
Eurobond commissions decreased 3.6% to $18.1 million on trading volume of $35.8 billion for 2008, compared to $18.8 million in commissions on trading volume of $77.4 billion for 2007.
Other commissions, which include emerging markets, high yield, credit default swaps and agencies, decreased 0.1% to $8.8 million on trading volume of $56.0 billion, compared to $8.8 million in commissions on $73.3 billion in trading volume for 2007.
Technology products and services totaled $8.6 million, compared to $0.7 million for 2007, primarily due to the acquisition of Greenline Financial Technologies Inc..
Other revenue, which consists of information and user access fees, investment income and other revenue, decreased 13.3% to $11.0 million, compared to $12.7 million for 2007, primarily due to a decline in investment income as a result of lower interest rates.
There were a total of 251 and 254 trading days in the U.S. and U.K., respectively, in 2008, compared to 250 and 253 trading days in the U.S. and U.K., respectively, in 2007.
Total expenses for 2008, which include expenses from acquisitions of $9.7 million, increased 5.1% to $80.3 million, compared to $76.4 million for 2007. Excluding expenses related to acquisitions, total expenses decreased 7.3%. Employee compensation and benefits expense increased 1.8% to $43.8 million, compared to $43.1 million for 2007, due to higher salary, employee severance and stock compensation expense, partially offset by reduced cash incentive compensation expense. Marketing and advertising expenses increased 46.0% to $2.8 million, compared to $1.9 million for 2007. Technology and communications expenses increased 11.4% to $8.3 million, compared to $7.5 million for 2007, due to higher market data expense. Depreciation and amortization expense increased 9.9% to $7.9 million, compared to $7.2 million for 2007, primarily due to the amortization of intangible assets related to acquisitions, which was partially offset by lower software and hardware depreciation expense.
Pre-tax income for 2008 was $12.8 million, compared to $17.3 million for 2007. Pre-tax margin was 13.8%, compared to 18.4% for 2007.
The effective tax rate for 2008 was 38.5%, compared to 40.2% for 2007.
Net income for 2008 was $7.9 million, or $0.22 per diluted share, compared to $10.3 million, or $0.30 per diluted share, for 2007.
Free cash flow, defined as net cash provided by operating activities less purchases of furniture, equipment and leasehold improvements and capitalized software development costs, was $23.6 million for 2008, compared to $24.2 million for 2007.
Balance Sheet Data
As of December 31, 2008, total assets were $246.4 million and included $142.6 million in cash, cash equivalents and securities, and a deferred tax asset of $36.4 million. Total assets as of December 31,

2007 were $198.4 million and included $124.3 million in cash, cash equivalents and securities and a deferred tax asset of $37.2 million. Total shareholders’ equity, including the Series B preferred stock, as of December 31, 2008 was $224.8 million.
Guidance for 2009
The Company expects total expenses for 2009 to be in the range of $77.0 million to $84.0 million.
The Company expects its full year 2009 capital spending, which includes hardware and software, to be in the range of $4.0 million to $7.0 million.
Webcast and Conference Call Information
Richard M. McVey, MarketAxess’ chairman and chief executive officer, T. Kelley Millet, president, and James N.B. Rucker, chief financial officer, will host a conference call to discuss the Company’s financial results and outlook this morning at 8:30 a.m. Eastern time. To access the conference call, please dial 800-901-5259 (U.S.) or 617-786-4514 (international). The passcode for all callers is 44605526. The Company will also host a live audio webcast of the conference call on the Investor Relations section of the Company’s website at www.marketaxess.com. An archive of the call will be available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 49835843. The web cast will also be archived at www.marketaxess.com for 90 days following the announcement.
About MarketAxess
MarketAxess operates one of the leading platforms for the electronic trading of corporate bonds and certain other types of fixed-income securities, serving as an electronic platform through which our approximately 650 active institutional investor clients can access the liquidity provided by our 48 broker-dealer clients. MarketAxess’ multi-dealer trading platform allows our institutional investor clients to simultaneously request competitive, executable bids or offers from multiple broker-dealers, and to execute trades with the broker-dealer of their choice. MarketAxess offers our clients the ability to trade U.S. high-grade corporate bonds, European high-grade corporate bonds, credit default swaps, agencies, high-yield and emerging markets bonds. MarketAxess also provides data and analytical tools that help our clients make trading decisions, we provide connectivity solutions that facilitate the trading process by electronically communicating order information between trading counterparties and we provide our clients with ancillary technology services. Our DealerAxess® trading service allows dealers to trade fixed-income securities with each other on our platform.
Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from the those currently expected or desired because of a number of risks and uncertainties, including: our dependence on our broker-dealer clients; the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; our limited operating history; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; our exposure to risks resulting from non-performance by counterparties to transactions executed between our broker-dealer clients in which we act as an intermediary in matching back-to-back trades; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.
# # #
Media and Investor Relations Contacts:
James Rucker
MarketAxess Holdings Inc.
+1-212-813-6383
William McBride
Gavin Anderson & Co.
+1-212-515-1970

MarketAxess Holdings Inc.
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
	($ in thousands, except per share data)
	(unaudited)	(unaudited)	(unaudited)	(audited)
Revenues
Commissions
U.S. high-grade	$10,814	$12,345	$46,547	$52,541
Eurobond	4,010	4,729	18,146	18,828
Other	2,052	2,013	8,835	8,845

Total commissions	16,876	19,087	73,528	80,214
Technology products and services	2,466	92	8,555	742
Information and user access fees	1,540	1,520	6,025	5,877
Investment income	763	1,430	3,478	5,242
Other	183	247	1,499	1,568

Total revenues	21,828	22,376	93,085	93,643

Expenses
Employee compensation and benefits	10,043	10,280	43,810	43,051
Depreciation and amortization	1,789	1,694	7,879	7,170
Technology and communications	2,151	1,868	8,311	7,463
Professional and consulting fees	1,675	2,134	8,171	7,639
Occupancy	725	852	2,891	3,275
Marketing and advertising	869	541	2,781	1,905
General and administrative	1,564	1,907	6,408	5,889

Total expenses	18,816	19,276	80,251	76,392

Income before taxes	3,012	3,100	12,834	17,251
Provision for income taxes	1,076	1,192	4,935	6,931

Net income	$1,936	$1,908	$7,899	$10,320

Per Share Data:
Earnings per share:
Basic	$0.05	$0.06	$0.23	$0.32
Diluted	$0.05	$0.06	$0.22	$0.30

Weighted-average common shares:
Basic	33,027	32,601	32,831	32,293
Diluted	37,373	34,074	35,737	34,453

MarketAxess Holdings Inc.
Consolidated Condensed Balance Sheet Data

	December 31, 2008	December 31, 2007
	($ in thousands)
	(unaudited)	(audited)
Assets
Cash and cash equivalents	$107,323	$72,711
Securities available-for-sale	35,227	51,579
Deferred tax assets, net	36,387	37,207
All other assets	67,491	36,869

Total assets	$246,428	$198,366

Liabilities and Stockholders’ Equity

Total liabilities	$21,620	$23,969
Series B Preferred Stock	30,315	—
Total stockholders’ equity	194,493	174,397

Total liabilities and stockholders’ equity	$246,428	$198,366

MarketAxess Holdings Inc.
Volume Statistics

	Total Trading Volume
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
	($ in millions)
	(unaudited)	(unaudited)	(unaudited)	(audited)
U.S. high-grade — multi dealer[1,2]
fixed-rate	$24,618	$33,602	$122,161	$148,160
floating-rate	1,020	4,823	6,206	45,996
U.S. high-grade — single dealer[3]	—	2,492	6,269	15,064
Eurobond	7,156	10,562	35,788	77,419
Other[2]	10,386	16,920	56,047	73,305

Total	$43,180	$68,399	$226,471	$359,944

	Average Daily Volume
	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2008	2007	2008	2007
	($ in millions)
	(unaudited)	(unaudited)	(unaudited)	(audited)

U.S. high-grade	$414	$660	$536	$837
Eurobond	112	165	141	306
Other[2]	168	273	223	293

Total	$694	$1,098	$900	$1,436

Number of U.S. Trading Days[4]	62	62	251	250
Number of U.K. Trading Days[5]	64	64	254	253

[1]	Effective March 2008, the Company began reporting separately U.S. high-grade fixed-rate and floating-rate trading volumes.

[2]	Volumes from the Company’s DealerAxess® interdealer trading service are included in the Company’s reported U.S. high-grade or “Other” trading volumes, as appropriate. Consistent with FINRA TRACE reporting standards, both sides of each DealerAxess® trade are included in the Company’s reported trading volumes.

[3]	Effective September 2008, the Company no longer separately reports U.S. High-Grade single-dealer inquiries.

[4]	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.

[5]	The number of U.K. trading days is based on the U.K. Bank holiday schedule.